As filed with the Securities and Exchange Commission on November 2, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Owens Corning

(Formerly Owens Corning (Reorganized) Inc.)

(Exact Name of Registrant as specified in its Charter)

Delaware	43-2109021
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Owens Corning Parkway

Toledo, OH 43659

(Address of principal executive offices)

Owens Corning 2006 Stock Plan

(Full title of the plans)

Stephen K. Krull

Senior Vice President, General Counsel and Secretary

Owens Corning

One Owens Corning Parkway

Toledo, OH 43659

(419) 248-8000

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Larry A. Barden

Lisa J. Reategui Sidley

Austin LLP

One South Dearborn Street

Chicago, IL 60603

(312) 853-7000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $0.01 per share	8,850,000	(1)	$30.00	(2)	$265,500,000	(2)	$28,408.50

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers such additional and indeterminate number of shares of Common Stock as may become issuable by reason of stock dividends, stock splits or similar transactions.
(2)	Estimated pursuant to Rules 457(c) and (h) under the Securities Act of 1933 solely for purposes of calculating the amount of the registration fee, based upon the estimated fair value of the Common Stock set forth in the registrant’s Sixth Amended Joint Plan of Reorganization, confirmed by the United States Bankruptcy Court for the District of Delaware on September 26, 2006.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, as filed by Owens Corning (the “Registrant”) with the Securities and Exchange Commission (the “Commission”), are incorporated by reference in this Registration Statement and made a part hereof:

(a) the prospectus of the Registrant filed pursuant to Rule 424(b)(1) under the Securities Act of 1933, as amended, on October 30, 2006; and

(b) the description of the common stock, par value $0.01 per share, of the Registrant contained in the Registrant’s registration statement on Form 8-A filed with the Commission on October 19, 2006 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment thereto or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents (such documents, and the document referenced in the preceding paragraph, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article X of the Registrant’s amended and restated certificate of incorporation eliminates the personal liability of the Registrant’s directors to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”). Such section eliminates or limits the personal liability of a director to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Article IX of the Registrant’s amended and restated bylaws provides that the Registrant shall indemnify any and all persons who may serve or who have served at any time as a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, manager, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, and any directors or officers of the Registrant who at the request of the Registrant may serve or at any time have served as agents or fiduciaries of an employee benefit plan of the Registrant or any of its subsidiaries, from and against any and all of the expenses, liabilities or other matters referred to in or covered by law, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, manager, officer, employee or agent, to the fullest extent authorized or permitted by the DGCL. The Registrant may also indemnify any and all other persons whom it shall have power to indemnify under any applicable law, to the extent authorized or permitted by such law.

The Registrant has also entered into an indemnity agreement with each current member of its Board of Directors and expects to enter into an indemnity agreement with each future member of its Board of Directors. These agreements generally provide that, if the director or potential director becomes involved in a claim (as defined in the terms and conditions of such agreement) by reason of an indemnifiable event (as defined in the agreement), the Registrant will indemnify the director or potential director to the fullest extent authorized by the Registrant’s bylaws, notwithstanding any subsequent amendment, repeal or modification of the bylaws, against any and all expenses, judgments, fines, penalties and amounts paid in settlement of the claim.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following is a list of exhibits filed as part of this Registration Statement.

Exhibit Number	Description of Exhibit
4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed November 2, 2006).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Registrant’s Form 8-K filed November 2, 2006).

4.3	Owens Corning 2006 Stock Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed November 2, 2006).

5.1	Opinion of Sidley Austin LLP.

23.1	Consent of Sidley Austin LLP (included in its opinion filed as Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Powers of Attorney (set forth on the signature page to this Registration Statement).

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toledo, State of Ohio, on October 31, 2006.

Owens Corning (Formerly Owens Corning (Reorganized) Inc.

By:	/s/ David T. Brown
David T. Brown
Chief Executive Officer

DATE: October 31, 2006

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David T. Brown David T. Brown	Chief Executive Officer and Director	October 31, 2006

/s/ Michael H. Thaman Michael H. Thaman	Chief Financial Officer and Director	October 31, 2006

/s/ Ronald Ranallo Ronald Ranallo	Vice President and Corporate Controller	October 31, 2006

Each person whose signature appears below on this registration statement hereby constitutes and appoints Michael H. Thaman, Owens Corning’s Chairman of the Board and Chief Financial Officer, and Stephen K. Krull, Owens Corning’s Senior Vice President, General Counsel and Secretary, and each of them, and any successor or successors to such offices held by each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his name or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including, without limitation, post-effective amendments), and any registration statement or amendment under Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

/s/ Norman P. Blake, Jr. Norman P. Blake, Jr.	Director	October 31, 2006

/s/ Gaston Caperton Gaston Caperton	Director	October 31, 2006

/s/ William W. Colville William W. Colville	Director	October 31, 2006

/s/ Ralph F. Hake Ralph F. Hake	Director	October 31, 2006

/s/ F. Philip Handy F. Philip Handy	Director	October 31, 2006

/s/ Landon Hilliard Landon Hilliard	Director	October 31, 2006

/s/ Ann Iverson Ann Iverson	Director	October 22, 2006

/s/ Joseph F. Neely Joseph F. Neely	Director	October 19, 2006

/s/ W. Ann Reynolds W. Ann Reynolds	Director	October 31, 2006

/s/ Robert B. Smith, Jr. Robert B. Smith, Jr.	Director	October 19, 2006

/s/ Daniel K. K. Tseung Daniel K. K. Tseung	Director	October 31, 2006

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed November 2, 2006).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Registrant’s Form 8-K filed November 2, 2006).

4.3	Owens Corning 2006 Stock Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed November 2, 2006).

5.1	Opinion of Sidley Austin LLP.

23.1	Consent of Sidley Austin LLP (included in its opinion filed as Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Powers of Attorney (set forth on the signature page to this Registration Statement).